                                                               EXHIBIT 99.(D)(1)

                                                                [EXECUTION COPY}


                          AGREEMENT AND PLAN OF MERGER


                                   dated as of


                                September 4, 2001


                                  by and among


                          FUJI PHOTO FILM U.S.A., INC.


                         ENOVATION GRAPHIC SYSTEMS, INC.


                              FPF ACQUISITION CORP.


                                       and


                             PRIMESOURCE CORPORATION

                                Table of Contents

                                                                            Page
                                                                            ----

                                    ARTICLE I

                                    THE OFFER

Section  1.1      The Offer....................................................1
Section  1.2      Company Action...............................................3
Section  1.3      Directors....................................................4

                                   ARTICLE II

                                   THE MERGER

Section  2.1      The Merger...................................................5
Section  2.2      Conversion or Cancellation of Shares.........................6
Section  2.3      Surrender and Payment........................................6
Section  2.4      Dissenting Shares............................................7
Section  2.5      Stock Option Plans...........................................8
Section  2.6      Withholding Rights...........................................8
Section  2.7      Lost Certificates............................................9

                                   ARTICLE III

                            THE SURVIVING CORPORATION

Section  3.1      Articles of Incorporation....................................9
Section  3.2      Bylaws.......................................................9
Section  3.3      Directors and Officers.......................................9

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section  4.1      Corporate Existence and Power................................9
Section  4.2      Corporate Authorization.....................................10
Section  4.3      Governmental Authorization; Consents........................10
Section  4.4      Non-Contravention...........................................11
Section  4.5      Capital Stock...............................................12
Section  4.6      SEC Filings.................................................12
Section  4.7      Financial Statements........................................13
Section  4.8      Disclosure Documents........................................14
Section  4.9      Absence of Certain Changes..................................14
Section  4.10     Litigation..................................................16
Section  4.11     Taxes.......................................................16
Section  4.12     ERISA.......................................................17
Section  4.13     Financial Advisors' Fees....................................19

                                Table of Contents
                                   (continued)
                                                                            Page
                                                                            ----


Section  4.14     Environmental Compliance....................................19
Section  4.15     Intellectual Property.......................................21
Section  4.16     Insurance...................................................22
Section  4.17     Compliance with Instruments and Laws........................22
Section  4.18     Contracts...................................................23
Section  4.19     Transactions with Affiliates................................23
Section  4.20     State Takeover Laws; Rights Plan............................24
Section  4.21     No Omissions................................................24

                                    ARTICLE V

       REPRESENTATIONS AND WARRANTIES OF PARENT, EGS AND MERGER SUBSIDIARY

Section  5.1      Corporate Existence and Power...............................24
Section  5.2      Corporate Authorization.....................................25
Section  5.3      Governmental Authorization; Consents........................25
Section  5.4      Non-Contravention...........................................25
Section  5.5      Disclosure Documents........................................26
Section  5.6      Financial Advisors' Fees....................................26
Section  5.7      Financing...................................................27
Section  5.8      Share Ownership.............................................27
Section  5.9      Litigation..................................................27

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

Section  6.1      Conduct of the Company......................................27
Section  6.2      Shareholder Meeting; Proxy Material.........................29
Section  6.3      Access to Information.......................................30
Section  6.4      No Solicitation.............................................31
Section  6.5      Notices of Certain Events...................................33
Section  6.6      Tax Elections...............................................33
Section  6.7      Benefit Plans...............................................34
Section  6.8      Rights Agreement............................................34
Section  6.9      Takeover Statutes...........................................34

                                   ARTICLE VII

                 COVENANTS OF MERGER SUBSIDIARY, EGS AND PARENT

Section  7.1      Obligations of Merger Subsidiary, EGS and Parent............34
Section  7.2      Voting of Shares............................................34
Section  7.3      Indemnification; Directors and Officers Insurance...........35

                                Table of Contents
                                   (continued)

Section  7.4      Employee Benefits...........................................36
Section  7.5      Takeover Statutes...........................................36

                                  ARTICLE VIII

           COVENANTS OF PARENT, EGS, MERGER SUBSIDIARY AND THE COMPANY

Section  8.1      Reasonable Best Efforts.....................................37
Section  8.2      Certain Filings.............................................37
Section  8.3      Public Announcements........................................38
Section  8.4      Further Assurances..........................................38

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

Section  9.1      Conditions to the Obligations of Each Party.................38

                                    ARTICLE X

                                   TERMINATION

Section  10.1     Termination.................................................39
Section  10.2     Effect of Termination.......................................40

                                   ARTICLE XI

                                  MISCELLANEOUS

Section  11.1     Notices.....................................................41
Section  11.2     Non-Survival of Representations and Warranties..............42
Section  11.3     Amendments; No Waivers......................................42
Section  11.4     Fees and Expenses...........................................42
Section  11.5     Successors and Assigns......................................43
Section  11.6     Entire Agreement; Governing Law; No Third-Party
                    Beneficiaries.............................................43
Section  11.7     Counterparts; Effectiveness.................................44
Section  11.8     Severability................................................44
Section  11.9     Submission to Jurisdiction; Waivers.........................44

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of September 4, 2001 by and among FUJI PHOTO FILM U.S.A., INC., a New York corporation ("Parent"), ENOVATION GRAPHIC SYSTEMS, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("EGS"), FPF ACQUISITION CORP., a Pennsylvania corporation and a wholly-owned subsidiary of EGS ("Merger Subsidiary"), and PRIMESOURCE CORPORATION, a Pennsylvania corporation (the "Company").

                  In consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I
                                    THE OFFER

                  Section  1.1     The Offer.

                  (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, as promptly as practicable following the date hereof and in any event prior to September 12, 2001, commence (within the meaning of Rule 14d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (as amended from time to time, the "Offer") to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares") and the associated rights to purchase Shares (the "Rights") issued pursuant to the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of February 1, 2001 (the "Rights Agreement") at a price of not less than $10.00 per Share and associated Right, net to the seller in cash. Subject to the satisfaction of the conditions to the Offer set forth in the immediately following sentence, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for Shares validly tendered and not properly withdrawn as soon as practicable after the expiration of the Offer. The obligation of Merger Subsidiary to accept for payment and to pay for any Shares tendered in the Offer shall be subject only to (x) the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with any Shares then owned by Parent or Merger Subsidiary, represents at least 80% of the Shares outstanding on the expiration date of the Offer (the "Minimum Condition"), and (y) the other conditions set forth in Annex I hereto (collectively, together with the Minimum Condition, the "Offer Conditions"). The Company shall advise the Parent in writing of the number of shares outstanding at the close of business on the expiration date. Merger Subsidiary expressly reserves the right in its sole discretion to waive any such condition from time to time, to increase the price per Share (and associated Right) payable in the Offer, to extend the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that, unless previously approved by the Company in writing, Merger Subsidiary will not (i) decrease the price per Share payable in the Offer, (ii) decrease the maximum number of Shares to be purchased in the Offer, (iii) except as required by law, impose conditions to the Offer in addition to the Offer Conditions, (iv) except as required by law, change the conditions to the Offer in any material respect adverse to the Company, (v) except as required by law, amend any other term of the Offer in a manner adverse to the holders of the

Shares or (vi) change the form of consideration to be paid pursuant to the Offer. The initial expiration date of the Offer shall be 20 business days following the commencement of the Offer. Merger Subsidiary agrees that (i) it shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer, the Offer Conditions shall not have been satisfied or earlier waived and (ii) if the Offer Conditions are not satisfied on any scheduled or extended expiration date of the Offer, then if all such conditions are reasonably capable of being satisfied prior to November 30, 2001 (the "Termination Date"), Merger Subsidiary shall, unless otherwise agreed by the Company, extend the Offer from time to time (each such individual extension not to exceed ten business days from the previously scheduled expiration date) until such conditions are satisfied or waived; provided, however, that Merger Subsidiary shall not be required to extend the Offer beyond the Termination Date. Notwithstanding the foregoing, Merger Subsidiary may, without the consent of the Company, (i) extend the Offer, if at any scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law; provided, however, the Offer may not be extended beyond the Termination Date without the consent of the Company; provided, further, however, that Merger Subsidiary may elect to extend the Offer to provide, in compliance with Rule 14d-11 under the Exchange Act, for a "subsequent offering period" not to exceed 20 business days following the expiration of the Offer.

                  (b) On the date of the commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain the offer to purchase and a form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto, the "Offer Documents") which will comply in all material respects with, and disseminate the same to the holders of the Shares to the extent required by, applicable federal securities laws and any other applicable laws. Each of the Parent, EGS, Merger Subsidiary and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Merger Subsidiary will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws and any other applicable laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Merger Subsidiary will provide the Company and its counsel with any comments Merger Subsidiary or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. In the event that the Offer is terminated or withdrawn by Merger Subsidiary, Parent, EGS and Merger Subsidiary shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Exchange Agent (as defined in Section 2.3(a) of this Agreement).

                  (c) Subject to the terms and conditions of the Offer, Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to accept for payment, and pay for, the Shares that Merger Subsidiary becomes obligated to accept for payment and to pay for pursuant to the Offer.

                  Section  1.2     Company Action.

                  (a) The Company hereby consents to the Offer and represents that its Board of Directors (the "Board of Directors"), at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.1(a) of this Agreement), are in the best interests of the Company,
(ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directed that this Agreement and the Merger, if required, be submitted to a vote of the shareholders of the Company at a special meeting of the shareholders and (iv) recommended that the shareholders of the Company accept the Offer and approve and adopt this Agreement and the consummation of the Merger, if shareholder approval of the Agreement is required by applicable law in order to consummate the Merger. Berwind Financial, L.P. (the "Financial Advisor") has delivered to the Board of Directors its written opinion, to the effect that the consideration to be received by the holders of the Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents and the Schedule 14D-9 (as defined in Section 1.2(b) of this Agreement). The Company has been advised that all of its directors and executive officers intend, to the extent of their ownership of Shares, to tender their Shares pursuant to the Offer. The Company will promptly furnish Parent with a list or computer file containing the names and addresses of the record holders of the Shares, mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request from time to time in connection with the Offer and the Merger (including but not limited to communicating the Offer and the Merger to the record and beneficial holders of Shares). Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent, EGS, Merger Subsidiary and their agents and advisors shall use the information contained in any such labels and listings only in connection with the Offer and the Merger and, if this Agreement shall be terminated pursuant to Article X hereof, shall deliver to the Company all copies of such information and extracts therefrom then in their possession or under their control.

                  (b) On or prior to the date that the Offer is commenced, the Company will file with the SEC and disseminate to holders of the Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9") which shall contain the recommendations of the Board of Directors referred to in Section 1.2(a) of this Agreement; provided, however, the Company may modify, withdraw or change its recommendation, but only to the extent the Company complies with Section 6.4 hereof. The Schedule 14D-9 will comply in all material respects with all applicable federal securities laws and any other applicable laws. Each of the Company, Parent, EGS and Merger Subsidiary agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company will take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws and any other applicable laws. Parent, EGS, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company will provide Parent, EGS and Merger Subsidiary and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  Section  1.3     Directors.

                  (a) Effective upon the purchase of and payment for Shares by Merger Subsidiary pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to any increase in the number of directors pursuant to this Section 1.3) multiplied by
(ii) the percentage that the number of Shares owned by Merger Subsidiary bears to the total number of Shares outstanding on a primary basis. The Company shall, upon the request of Parent, take all action necessary to cause Parent's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors and/or securing the resignations of such number of incumbent directors as is necessary to enable Parent's designees to be elected to the Board of Directors and to cause Parent's designees to be so elected. At such times, the Company will use its best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Board of Directors of (x) each committee of the Board of Directors, (y) each board of directors of each Subsidiary (as defined below) of the Company and (z) each committee of each such board. Notwithstanding the foregoing, until the Effective Time (as defined in Section 2.1(b) of this Agreement), the Company shall use its best efforts to ensure that not less than three persons who are directors on the date hereof shall remain members of the Board of Directors until the Effective Time. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company or the Parent, as applicable.

                  (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.3. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. For purposes of this Agreement, "affiliate" shall mean, as to any Person (as defined in Section 2.3(c) of this Agreement), any other Person that would be deemed to be an "affiliate" of such Person as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  (c) Following the election or appointment of Parent's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent, EGS or Merger Subsidiary or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are not designated by Parent, provided that if there shall be no such directors, such actions may be affected by a majority vote of the entire Board of Directors of the Company.

                                   ARTICLE II
                                   THE MERGER

                  Section  2.1     The Merger.

                  (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." Notwithstanding the foregoing, in the event that Parent in its sole discretion elects to structure the Merger so that the Company shall be merged with and into Merger Subsidiary (a "Forward Subsidiary Merger Election"), and provides written notice of such election to the Company prior to the mailing of any Company Proxy Statement (as defined in Section 4.8(a) hereof), the separate existence of the Company shall cease and Merger Subsidiary shall be the "Surviving Corporation," and this Agreement shall be deemed amended to the extent necessary to provide for such.

                  (b) On the date of the Closing (as defined in Section 2.1(d) hereof), as soon as practicable after the satisfaction or waiver in accordance with the terms of this Agreement of all of the conditions to the Merger set forth in Article IX hereof, each of the Company and Merger Subsidiary will cause articles of merger (the "Articles of Merger") to be executed and filed with the Department of State of the Commonwealth of Pennsylvania as provided in Sections 1926 and 1927 of the PBCL, which shall reflect any Forward Subsidiary Merger Election, if applicable, and will make all other filings or recordings required by the PBCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania or at such later time as is agreed upon by the parties hereto and specified in the Articles of Merger (the "Effective Time").

                  (c) From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, real, personal and mixed, and franchises of the Company and Merger Subsidiary shall transfer to and vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall be transferred to and vested in the Surviving Corporation.

                  (d) The closing of the Merger (the "Closing") shall take place
(i) at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038 at 10:00 A.M., New York City time, no later than the second business day after the last of the conditions set forth in Article IX hereof shall be satisfied or waived in accordance with this Agreement, or (ii) at such other place, time and date as Parent, Merger Subsidiary and the Company shall agree.

                  Section 2.2 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary or the Company or the holders of any securities of Merger Subsidiary or the Company:

                  (a) each Share and associated Right, outstanding immediately prior to the Effective Time, shall (except as otherwise provided in paragraph
(b) of this Section 2.2 or as provided in Section 2.4 hereof with respect to Dissenting Shares (as defined in Section 2.4(a)) be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per Share paid by Merger Subsidiary pursuant to the Offer (the "Merger Consideration");

                  (b) each Share held by the Company as treasury stock or owned beneficially by Parent, EGS or Merger Subsidiary or any other direct or indirect Subsidiary of Parent immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto; and

                  (c) except in the event Parent has made a Forward Subsidiary Merger Election, each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  Section  2.3     Surrender and Payment.

                  (a) Prior to the Effective Time, Parent shall appoint as agent (the "Exchange Agent") a commercial bank or trust company, reasonably acceptable to the Company, for the purpose of exchanging certificates representing Shares for the Merger Consideration which holders of such certificates are entitled to receive pursuant to this Article II. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares, other than holders of certificates which represent Shares cancelled and retired pursuant to Section 2.2(b) hereof, (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of certificates for payment therefor (the "Exchange Instructions").

                  (b) Each holder of certificates representing Shares that have been converted into a right to receive the Merger Consideration which holders of such certificates are entitled to receive pursuant to this Article II, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed and executed letter of transmittal covering such Shares and any other documents reasonably required by the Exchange Instructions, will promptly receive the Merger Consideration payable in respect of such Shares as provided in this Article II, without any interest thereon, less any required withholding of taxes, and the certificates so surrendered shall forthwith be cancelled. Until so surrendered, each such certificate shall, at and after the Effective Time, represent for all purposes only the right to receive such Merger Consideration payable with respect to the Shares theretofore represented by such certificate.

                  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. The Exchange Agent may make any tax withholdings required by law if not provided with the appropriate documents. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

                  (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.3 that remains unclaimed by the holders of Shares one year after the Effective Time (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his or her Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of Shares (subject to abandoned property, escheat and other similar laws) as general creditors thereof. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or other similar laws. Any amounts remaining unclaimed by holders of Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

                  (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Dissenting Shares for which dissenters' rights have been perfected shall be returned to the Surviving Corporation upon demand.

                  Section 2.4      Dissenting Shares.

                  (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who objects to this

Agreement and complies with the provisions of Subchapter 15D of the PBCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration with respect to such Shares at or after the Effective Time, unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost the right to appraisal and to receive payment of the fair value of such holder's Shares under Subchapter 15D of the PBCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and represent solely the right to receive the Merger Consideration with respect to such Shares, without any interest thereon, as provided in Section 2.2.

                  (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Subchapter 15D of the PBCL which are received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the PBCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  Section 2.5      Stock Option Plans.

                  (a) Immediately prior to the Effective Time, the Company will pay each holder of a then outstanding stock option to purchase Shares granted under any stock option or compensation plan or arrangement of the Company, whether or not then exercisable or vested (collectively, the "Options"), in cancellation and settlement thereof, for each Share subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price thereof (such amount being hereinafter referred to as the "Option Consideration"); provided, however, that with respect to any person subject to Section 16 of the Exchange Act, any such amount will be paid by the Surviving Corporation as soon as practicable after the first date payment can be made without liability to such persons under Section 16(b) of the Exchange Act. Upon payment of the Option Consideration, the Option will be cancelled. The payment to the holder entitled thereto of the Option Consideration will be deemed a release of any or all rights the holder had or may have had in respect of such Option.

                  (b) Prior to the Effective Time, the Company shall use its best efforts to obtain any consents from holders of Options to purchase Shares granted under the Company's stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by subsection
(a) of this Section. The Company shall also immediately advise Parent of any exercises of Options that occur after August 31, 2001.

                  Section 2.6 Withholding Rights. Parent, EGS, Merger Subsidiary or the Exchange Agent will be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amount will be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                  Section 2.7 Lost Certificates. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will pay, in exchange for such affidavit claiming such certificate is lost, stolen or destroyed and such indemnity bond, the Merger Consideration to be paid in respect of the Shares represented by such certificate, as contemplated by this Article II.

                                  ARTICLE III
                            THE SURVIVING CORPORATION

                  Section 3.1 Articles of Incorporation. The articles of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that Article 1 shall be restated in its entirety to provide as follows: "The name of the corporation is `PrimeSource Corporation'."

                  Section 3.2 Bylaws. The bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                  Section 3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to Parent, EGS and Merger Subsidiary that, except as set forth in the disclosure schedule delivered to Parent, EGS and Merger Subsidiary concurrently with this Agreement (the "Company Disclosure Schedule") (all disclosure in such Company Disclosure Schedule shall state with particularity the representation and warranty herein, including section reference, to which such disclosure relates):

                  Section 4.1      Corporate Existence and Power.

                  (a) Each of the Company and its Subsidiaries is a corporation or limited liability company duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where the failure to be so qualified would not, either individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and its Subsidiaries has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. For purposes of this Agreement, "Material Adverse Effect" means any material adverse change in the business, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be; provided, however, that (i) any adverse effect that is caused by conditions affecting the economy or security markets generally shall not be taken into account in determining whether there has been a Material Adverse Effect, (ii) any adverse effect that is caused by conditions affecting the primary industry in which the Company or the Parent, as the case may be, currently competes which does not have a materially disproportionate effect on the Company or the Parent, as the case may be, shall not be taken into account in determining whether there has been a Material Adverse Effect and
(iii) any adverse effect that results from the announcement of the transactions contemplated by this Agreement shall not be taken into account in determining whether there has been a Material Adverse Effect.

                  (b) The Company has previously delivered to Parent true and complete copies of the amended and restated articles of incorporation and bylaws of the Company and the charter and bylaws or other governing instruments of each of the Company's Subsidiaries, all as currently in effect.

                  Section 4.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required adoption of the Merger by the affirmative vote of a majority of the votes cast by all holders of outstanding Shares entitled to vote thereon, this Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and assuming the due and valid authorization, execution and delivery hereof by Parent, EGS and Merger Subsidiary, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and by the availability of equitable remedies.

                  Section 4.3      Governmental Authorization; Consents.

                  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions (including the Merger) contemplated hereby require no consents or approvals of or filings or registrations with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "Governmental Entity") other than (i) the filing of the Articles of Merger in accordance with the PBCL and appropriate documents reflecting the occurrence of the Merger with the relevant authorities of other states in which the Company is qualified to do business; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (iv) state securities or "blue sky" laws and takeover, antitrust and competition law filings and approvals; (v) the filing of an informational notice by Merger Subsidiary with the Pennsylvania Securities Commission in order to perfect an exemption from the registration requirements of the Pennsylvania Takeover Disclosure Law, 70 P.S. ss.71, et seq., pursuant to 70 P.S. ss.78(a); (vi) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets; (vii) such other actions, filings, approvals, consents and registrations, the failure to make or obtain which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and (viii) any filings with the U.S. Department of Treasury under its regulations pertaining to mergers, acquisitions and takeovers by foreign Persons.

                  (b) No consent, approval, waiver or other action by any Person under any contract, agreement, note, bond, mortgage, indenture, lease, instrument or other document to which the Company or any of its Subsidiaries is a party or by which any of them is bound is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby, except for any consent, approval, waiver or other action the absence of which would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

                  Section 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the charter or bylaws of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in
Section 4.3 hereof, and subject to Section 8.2 hereof, contravene or conflict with or constitute a violation of any provision of any law, statute, code, ordinance, rule, regulation, judgment, injunction, order, writ or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to the Company or any of its Subsidiaries) under any of the terms, conditions or provisions of any contract, agreement, note, bond, mortgage, indenture, lease, license, instrument or other document to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets may be bound, or (d) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or any of its Subsidiaries, with such exceptions with respect to the matters referred to in clauses (b) through (d) as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Corporation or reasonably be expected to prevent consummation of the transactions contemplated hereby, including the Offer and the Merger. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. There are no applicable state anti-takeover or similar statutes applicable under Pennsylvania law to the transactions contemplated by this Agreement, including the Offer and the Merger, by virtue of the assets, operations or corporate structure of the Company and its Subsidiaries or otherwise.

                  Section 4.5      Capital Stock.

                  (a) The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), (none of which are issued or outstanding), and 24,000,000 shares of common stock, par value $0.01 per share. As of August 31, 2001, there were 6,357,806 Shares issued and outstanding (each of which includes one Right), 550,121 shares of common stock, par value $0.01 per share, reserved for issuance upon exercise of outstanding Options (of which 63,500 shares of common stock were reserved for issuance upon exercise of Options having exercise prices in excess of the Merger Consideration), and no shares held in the treasury of the Company. From August 31, 2001 to the date of this Agreement, no Company Securities (as defined in paragraph (b) below) have been issued except pursuant to employee and director stock plans of the Company in effect as of the date hereof (the "Company Stock Plans"). The Company has no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of Company Securities may vote (such items being referred to collectively as "Voting Debt") issued or outstanding.

                  (b) All issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All issued and outstanding shares of capital stock or other equity ownership interests of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Liens. No Stock Rights (as defined below) other than the Rights are authorized, issued or outstanding with respect to the capital stock of the Company or any of its Subsidiaries. Except as set forth in paragraph (a) of this Section 4.5, as of the date of this Agreement, there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities (or cash or other property in lieu of such stock or securities) of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. For purposes of this Agreement, "Stock Rights" mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or any other equity security, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash. Section 4.5(b) of the Company Disclosure Schedule sets forth a list of each material investment of the Company in any Person other than its Subsidiaries.

                  Section 4.6      SEC Filings.

                  (a) Since December 31, 1997, the Company has timely filed all forms, reports, statements, schedules and other documents with the SEC required to be filed by the Company pursuant to the federal securities laws, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as applicable.

                  (b) The Company has previously delivered to Parent and Merger Subsidiary (i) its annual reports on Form 10-K for the fiscal years ended December 31, 1998, 1999 and 2000, (ii) its quarterly reports on Form 10-Q which have been filed for each of the three-month periods ended after December 31, 2000, (iii) its proxy statements relating to meetings of the shareholders of the Company held since December 31, 2000, and (iv) all of its other forms, reports, statements, schedules and other documents filed by the Company with the SEC under the Exchange Act since December 31, 1997, (the items described in clauses
(i), (ii), (iii) and (iv) are collectively referred to as the "Company Filings"). None of the Company Filings, including without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) The Company has previously delivered to Parent, EGS and Merger Subsidiary all of its registration statements filed with the SEC under the Securities Act since December 31, 1997. Each such registration statement, as amended or supplemented, if applicable, including, without limitation, any financial statements or schedules included therein, when such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  Section 4.7      Financial Statements.

                  (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company Filings, fairly present, in conformity with United States generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and statements of cash flows for the periods then ended (subject to normal year-end audit adjustments and as permitted for presentation in Quarterly Reports on Form 10-Q in the case of unaudited interim financial statements).

                  (b) Except as set forth in the Company Filings (including any related notes and schedules thereto), neither the Company nor any of its Subsidiaries had at December 31, 2000, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies which (A) are accrued or reserved against in the financial statements in the Company Filings or reflected in the notes thereto, (B) were incurred in the ordinary course of business and consistent with past practices since the date of the Company's most recent Form 10-Q included in the Company Filings or (C) were incurred in connection with the transactions contemplated by this Agreement, (ii) liabilities, obligations or contingencies which have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied.

                  Section 4.8      Disclosure Documents.

                  (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

                  (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement, at the time of any distribution thereof and throughout the remaining pendency of the Offer, each such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in paragraphs (a) and (b) of this Section 4.8 will not apply to statements included in, or omissions from, the Company Disclosure Documents or the Company Proxy Statement, if any, based upon information furnished to the Company in writing by Parent, EGS or Merger Subsidiary specifically for use therein.

                  (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent, EGS or Merger Subsidiary in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and throughout the remaining pendency of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Except as set forth in the Company Filings (including, without limitation, the exhibits thereto) and the Schedule 14D-9 (including, without limitation, the exhibits thereto), there are no material employment, consulting, benefit, severance or indemnification arrangements, agreements or understandings between the Company or any of its Subsidiaries, on the one hand, and any directors or executive officers of the Company or of any of its Subsidiaries, on the other hand.

                  Section 4.9 Absence of Certain Changes. Except as disclosed in the Company Filings and except for the transactions contemplated by this Agreement, since December 31,

2000, the Company and its Subsidiaries have conducted their business in the ordinary course in accordance with their customary practices, and there has not been:

                  (a) any event or occurrence which has had, individually or in the aggregate, a Material Adverse Effect on the Company;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company other than the Company's regular quarterly dividends;

                  (c) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business in accordance with their customary practices;

                  (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any outstanding amount of indebtedness for borrowed money, or any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material asset, in each case other than in the ordinary course of business in accordance with their customary practices;

                  (e) any material transaction or commitment made, or any material contract or agreement entered into, by the Company or any of its Subsidiaries relating to their respective assets or businesses (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any material contract or other right, other than transactions and commitments in the ordinary course of business in accordance with their customary practices;

                  (f) any damage, destruction or other casualty loss (whether or not covered by insurance) having a Material Adverse Effect on the Company or any of its Subsidiaries;

                  (g) any change in any method of accounting or accounting practice or policy or application thereof by the Company or any of its Subsidiaries except for any such change required by reason of a change in GAAP;

                  (h) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to their directors, officers, employees or consultants, except increases occurring in the ordinary course of business in accordance with their customary practices or as required by applicable law;

                  (i) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer, employee or consultant of the Company or any of its Subsidiaries, except increases occurring in the ordinary course;

                  (j) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

                  (k) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

                  (l) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company or any of its Subsidiaries; or

                  (m) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any of its Subsidiaries is a party, or any notification to the Company or any such Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification, individually or in aggregate, has had or would have a Material Adverse Effect.

                  Section 4.10 Litigation. Except as disclosed in the Company Filings, there is no claim, action, suit, investigation or proceeding pending or, to the Company's best knowledge, threatened against or relating to, the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective officers or directors in their capacity as officers or directors of the Company before (or which would properly be brought before) any court or arbitrator or any Governmental Entity or governmental official which (i) would reasonably be expected to have a Material Adverse Effect on the Company or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the Offer or the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, settlement agreement or decree which would (i) reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or (ii) prevent or delay the Offer or the Merger or any of the other transactions contemplated hereby.

                  Section 4.11     Taxes.

                  (a) (i) All Tax returns, reports and similar statements, including information returns and reports, claims for refund and declarations of estimated Tax (including any schedules attached thereto), and amended or substituted returns and reports required to be filed with any Taxing Authority on or before the Effective Time by or on behalf of the Company or any Company Subsidiary (collectively, the "Returns"), have been or will be filed when due in accordance with all applicable laws (including any extensions of such due date);
(ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the income (or other measure of Tax) and any other information required to be shown therein in all material respects; (iii) the Company and its Subsidiaries have timely paid, withheld or made provision for all Taxes shown as due and payable on the Returns that have been filed; (iv) the Company and its Subsidiaries have made or will have made all required estimated Tax payments due on or before the Effective Time; (v) the charges, accruals and reserves for deferred and contingent Taxes reflected on the books of the Company and its Subsidiaries are adequate to cover such Taxes; (vi) the Company Disclosure Schedule contains a list of the taxable years through which the Returns of the Company and its Subsidiaries have been examined and closed or with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, remains open; (vii) neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (viii) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Returns; (ix) to the Company's best knowledge, there are no pending or threatened claims against or with respect to the Company or any of its Subsidiaries in respect of any Tax or assessment; and (x) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due.

                  (b) The Company Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any of its Subsidiaries.

                  (c) For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) of this paragraph (c) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) or (ii) of this paragraph (c) as a result of any express or implied obligation to indemnify any other Person.

                  Section 4.12     ERISA.

                  (a) The Company Disclosure Schedule sets forth a list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all bonus, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control compensation and death benefit plans, contracts, programs, agreements or arrangements of any kind and all fringe benefit plans (including but not limited to those providing medical, dental, vision, disability, life insurance and vacation benefits) maintained, sponsored, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability or obligation for the benefit of any current or former employee, director, consultant or other beneficiary (collectively, the "Plans"). No Plan is or at any time within the six calendar years preceding the date of this Agreement has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  (b) With respect to each Plan (to the extent applicable), the Company has provided to Parent and Merger Subsidiary prior to the execution of this Agreement, true and complete copies of (i) the current Plan documents, including all amendments, (ii) each trust agreement relating to such Plan, (iii) the two most recent annual reports (Form 5500 Series) required to be filed with the IRS (including all schedules and accountants' reports), (iv) the most recent summary plan description, (v) the most recent actuarial report or valuation and
(vi) the most recent determination letter issued by the IRS and any pending application with the IRS for a determination letter.

                  (c) All Plans, in all material respects, have been administered in compliance with their terms and with the requirements of any applicable law, including, but not limited to ERISA and the Code.

                  (d) Each Plan subject to Title IV of ERISA had sufficient assets on January 1, 2001, to make lump sum distributions on that date in an amount equal to the value of all accrued benefits, with such value determined on a basis that would satisfy the requirements for a standard termination pursuant to Section 4041 of ERISA. No employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA for which the Company or a Subsidiary was the contributing sponsor was terminated prior to the date hereof (other than in a standard termination pursuant to Section 4041 of ERISA).

                  (e) Neither the Company nor any of its Subsidiaries has engaged in a transaction that may give rise to liability under Sections 4064 or 4069 of ERISA.

                  (f) Neither the Company, nor any of its Subsidiaries, nor any trustee or administrator of any Plan, is engaged in a "prohibited transaction," as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA that would give rise to any tax or penalty under Section 4975.

                  (g) At the end of its most recent plan year, each Plan to which Section 412 of the Code is applicable satisfied the minimum funding standards provided for in such Section and all required installments (within the meaning of Section 412(m) of the Code), the due date for which is after the end of the most recent plan year but prior to the date hereof, have been made.

                  (h) No Plan has incurred a reportable event within the meaning of Section 4044 of ERISA for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation.

                  (i) Neither the Company nor any of its Subsidiaries has had a complete or partial withdrawal from a multiemployer plan (as defined in Section 4.12(a) of this Agreement) which is subject to Section 4201 of ERISA.

                  (j) No Plan provides for (and no authorized officer of either the Company or any of its Subsidiaries has made a written or oral representation to any current or former employee promising or guaranteeing any employer payment or funding for) the continuation of medical, dental, life or disability coverage of any period of time beyond retirement or termination of employment, except to the extent of coverage required under Section 4980B of the Code.

                  (k) Neither the Company nor any of its Subsidiaries has taken any action with respect to any Plan that will increase the expense of maintaining such Plan above the level of expense reflected in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2000.

                  (l) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or in the aggregate, may give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code, or which increases, creates or accrues benefits or payments by virtue of a change of control of the Company or any of its Subsidiaries, including, without limitation, as a result of the transactions contemplated by this Agreement.

                  (m) There are no actions, suits or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any Plan.

                  (n) Except as otherwise provided under applicable law, there are no restrictions or other limitations on the Company's (or, after the Effective Time, the Surviving Corporation's) authority to amend or terminate any Plan.

                  (o) As of December 31, 2000, the present value of the Company's accrued post retirement health and life insurance benefits does not exceed $1,483,000, determined in accordance with GAAP consistently applied.

                  (p) Each Plan which is a "group health plan" within the meaning of Section 4980B of the Code) has been administered in compliance with the coverage continuation requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985 and as provided in Section 4980B of the Code.

                  (q) The representations and warranties set forth in Sections 4.12(d), (f), (g) and (h) are also true with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained, sponsored, administered or contributed to by any entity which is the same "controlled group" (as defined in Section 4001(a) (14) of ERISA or Section 412(l) (8) (c) of the Code) as the Company or any of its Subsidiaries.

                  Section 4.13 Financial Advisors' Fees. Except for the Financial Advisor, whose fees will be paid by the Company in accordance with the provisions of the engagement letter previously provided to Parent, there is no investment banker, broker, finder or other financial intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

                  Section 4.14 Environmental Compliance. Except as disclosed in the Company Filings or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

                  (a) No governmental agency has made, issued, filed in any court, or threatened to make, issue or file any written notice of noncompliance, notice of violation, demand, claim, request for information, citation, summons, complaint, order or consent or settlement agreement which remains outstanding or in effect, nor has any penalty been assessed by any governmental agency which remains unsatisfied, with respect to (i) any violation of any environmental statute, ordinance, rule, regulation or order (collectively, "Environmental Laws") of any governmental agency with jurisdiction in connection with the operations of the Company or any of its Subsidiaries or any real property now or formerly owned, leased or operated by the Company or any of its Subsidiaries, (ii) any alleged failure to have or comply with any permit, certificate, license, registration or other authorization under any Environmental Laws ("Permit") legally required for the operation of the business of the Company or any of its Subsidiaries or for the Handling of Hazardous Substances (each, as defined below), or (iii) the use, storage, generation, emission, discharge, transportation, treatment, recycling or disposal (hereinafter "Handling") or release or threat of release (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")) (hereinafter "Release") of any hazardous, toxic or polluting substance or waste including, without limitation, polychlorinated biphenyls ("PCBs"), asbestos, petroleum, petroleum containing products or radioactive materials ("Hazardous Substances") in connection with the operations of the Company or any of its Subsidiaries or any real property now or formerly owned, leased or operated by the Company or any of its Subsidiaries.

                  (b) Neither the Company nor any of its Subsidiaries has received written notice of, or is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under or non-compliance with any Environmental Law which in each case remains outstanding or unresolved;

                  (c) No Hazardous Substance has been Released or is threatened to be Released at, on or from any real property now or formerly owned, leased or operated by the Company or any of its Subsidiaries which may lead to investigations, enforcement, claims, liabilities, costs or causes of action against the Company, any Company Subsidiary or Parent for investigation or clean-up costs, remedial work, damages to natural resources or for personal injury or property damage claims, including, without limitation, claims under CERCLA, RCRA (as defined below) and state law related to Hazardous Substances. No real property now or formerly owned or operated by the Company or any of its Subsidiaries has been or is operated as a treatment, storage or disposal facility for hazardous waste (as that term is defined in the Resource Conservation and Recovery Act, as amended ("RCRA"), or any similar state law) during the period of ownership by the Company or any of its Subsidiaries..

                  (d) No Hazardous Substance handled by or on behalf of the Company or any of its Subsidiaries have come to be located at any site which is listed, as of the date hereof, on the National Priority List ("NPL") of sites under CERCLA, listed on the Comprehensive Environmental Response Compensation and Liability Information System ("CERCLIS") or listed or to the Company's knowledge proposed for listing on any similar state lists; or at any location which may lead to investigation, enforcement, claims, liabilities, costs or causes of action against the Company, any of its Subsidiaries or Parent for investigation or clean-up costs, remedial work, damages to natural resources or for personal injury or property damage claims, including, without limitation, claims under CERCLA and RCRA and state laws related to Hazardous Substances, nor has the Company or any of its Subsidiaries owned or operated any facility which is listed or, to the Company's knowledge, proposed for listing, as of the date hereof, on the NPL, listed on CERCLIS or listed or proposed for listing on any similar state lists.

                  (e) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to the Parent or Merger Subsidiary prior to the date hereof.

                  (f) No asbestos-containing materials, PCBs, or active or inactive underground or above-ground storage tanks are present at any real property now or formerly owned, leased or operated by the Company or any of its Subsidiaries which may result in claims, liabilities, costs or causes of action against the Company, any of its Subsidiaries, Parent or Merger Subsidiary for investigation or clean-up costs or remediation work, damages to natural resources, or claims for personal injury or property damage; and

                  (g) The operations by the Company or any of its Subsidiaries on the real property now or formerly owned or operated by, the Company or any of its Subsidiaries have been and are in compliance with all applicable Environmental Laws and all Permits which have been or should have been issued pursuant thereto.

                  Section 4.15 Intellectual Property. Except as disclosed in the Company Filings:

                  (a) The Company and its Subsidiaries own or have valid, binding and enforceable rights to use all Intellectual Property (as defined below) used or held for use in connection with the businesses of the Company and its Subsidiaries as presently conducted, subject to no Liens other than the rights of the grantors or licensors under their respective agreements. Neither the Company nor any of its Subsidiaries has received any written communications challenging the right of the Company or any of its Subsidiaries to use any Intellectual Property or has any knowledge that it has violated, or by conducting its business as currently conducted would violate, any of the trademarks, service marks, patents, trade names, copyrights, proprietary rights, know-how or processes of any other Person, other than such challenges or violations, if any, which would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Intellectual Property" means any trademark, service mark, registration thereof or application for registration therefor, trade name, invention, patent, patent application, trade secret, proprietary information, inventions, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of intellectual property right related to the products or processes or business of the Company or any of its Subsidiaries, in each case which is owned or licensed and used or held for use by the Company or any of its Subsidiaries, including, without limitation, all license and other agreements ("Licenses") from or with third parties under or pursuant to which the Company or any of its Subsidiaries uses or exercises any rights with respect to any Intellectual Property other than as the sole and exclusive owner thereof.

                  (b) No License is in default and there exists no condition with respect to any License which constitutes or which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, and no License will be invalidated, breached, limited or rendered terminable by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except in each case where there would be no Material Adverse Effect on the Company.

                  (c) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsidiaries to any Person.

                  (d) The Company and its Subsidiaries have not granted or promised to grant any exclusive licenses or any material non-exclusive licenses or covenants not to sue thereunder to any third party in respect of any Intellectual Property used in or necessary for the conduct of its business as currently conducted (other than (A) to Parent or Parent's Subsidiaries, (B) trademark or service mark Licenses entered into in the ordinary course of business, consistent with past practice, under distribution and supply agreements and (C) technology transfer and technology access agreements substantially on the terms of the Company's standard form agreements). The Company and its Subsidiaries neither own any patents nor have any patent applications pending.

                  (e) None of the processes, techniques and formulae, research and development results and other know-how relating to the business of the Company and its Subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any affiliate thereof to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law, and other than any such disclosure which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                  Section 4.16 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for risks incident to the business of the Company and its Subsidiaries and their respective properties and assets in character and amount generally comparable with those carried by Persons engaged in similar businesses and subject to generally comparable perils or hazards. All such policies are in full force and effect and no notice of cancellation, termination or default has been received with respect to any such policy. All premiums due and payable on such policies covering all periods up to and including the Effective Time have been or will be paid in full or accrued.

                  Section 4.17 Compliance with Instruments and Laws. Neither the Company nor any of its Subsidiaries (or the manner in which any of them conducts its business) is in breach or violation of, or in default under, any term or provision of (i) its charter and by-laws, (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it is a party or by which it is or may be bound or to which any of its properties or assets is or may be subject, the effect of which breach or default, in the aggregate, would have a Material Adverse Effect on the Company, or (iii) any law, statute, rule, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries or of any arbitrator, court, regulatory body, administrative agency or any other governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets and the effect of which breach or default, either individually or in the aggregate, would have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective business under and pursuant to each, except where the failure to hold such license, franchise, permit or authorization would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

                  Section 4.18 Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, Merger Subsidiary, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Filings, or (iv) which materially restricts the conduct of any line of business by the Company or upon consummation of the Merger, the Offer and the transactions contemplated hereby will materially restrict the ability of the Parent or the Surviving Corporation to engage in any line of business. The Company has entered into termination agreements described in Item 1 of Section 4.18 of the Company Disclosure Schedule (copies of which have been furnished to Parent) with each of the officers of the Company who are parties to the employment agreements described in Item 1 of Section 4.18 of the Company Disclosure Schedule pursuant to which such employment agreements will be terminated and become null and void effective upon and contemporaneously with the purchase and payment for Shares by Merger Subsidiary pursuant to the Offer and payment by the Company of the termination fees provided for in such termination agreements. Each contract, arrangement, commitment or understanding of the type described in this Section 4.18, whether or not set forth in the Company Disclosure Schedule or in the Company Filings, is referred to herein as a "Company Contract" (for purposes of clarification, each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract).

                  (b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                  Section 4.19 Transactions with Affiliates. Since the date of the Company's last proxy statement prior to the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and affiliates of the Company (other than wholly-owned Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Exchange Act.

                  Section 4.20 State Takeover Laws; Rights Plan. (a) The Board of Directors of the Company has approved this Agreement and the transactions contemplated by this Agreement as required under any state takeover laws so that any such state takeover laws and restrictions will not apply to this Agreement, the Offer, the Merger or any of the transactions contemplated hereby. The provisions of Section 2538(a) and of Subchapters E, F, G, H, I and J of Chapter 25 of the PBCL do not apply to the acquisition of Shares pursuant to the Offer, the consummation of the Merger or the other transactions contemplated hereby. This Agreement shall not require the approval of the shareholders of the Company if immediately prior to the approval and adoption of a plan of merger meeting the requirements of the PBCL and at all times thereafter prior to the Effective Time, Merger Subsidiary owns, directly or indirectly, 80% or more of the Shares. Otherwise the adoption of this Agreement requires the affirmative vote of a majority of the votes cast by all holders of Shares entitled to vote thereon and no higher or additional vote is required pursuant to the Company's Articles of Incorporation or otherwise to adopt this Agreement, or to approve the Merger or any of the other transactions contemplated hereby.

                  (b) The Rights Agreement has been amended to render the Rights Agreement inapplicable to the Offer, the Merger, this Agreement or any transaction contemplated hereby between the Company, Parent, EGS or Merger Subsidiary.

                  Section 4.21 No Omissions. The Company does not know of any facts or circumstances not disclosed to Parent which indicate that the future operations, profits or business of the Company may be adversely affected or which otherwise should be disclosed to Parent in order to make any of the representations or warranties made herein on the part of the Company not misleading. No representation or warranty by the Company contained in this Agreement, and no statement contained in any Schedule, Exhibit, certificate or other instrument furnished to Parent, EGS or Merger Subsidiary under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                      OF PARENT, EGS AND MERGER SUBSIDIARY

                  Parent, EGS and Merger Subsidiary represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company concurrently with this Agreement (the "Parent Disclosure Schedule") (all disclosure in such Parent Disclosure Schedule shall state with particularity the representation and warranty herein, including section reference, to which such disclosure relates):

                  Section 5.1 Corporate Existence and Power. Each of Parent, EGS and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the respective states of their incorporation and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where the failure to be so qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. EGS was recently formed to serve as a holding company for Merger Subsidiary which was recently formed solely for purposes of the Merger. Since the date of their incorporation, EGS and Merger Subsidiary have not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

                  Section 5.2 Corporate Authorization. The execution, delivery and performance by Parent, EGS and Merger Subsidiary of this Agreement and the consummation by Parent, EGS and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent, EGS and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent, EGS and Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of Parent, EGS and Merger Subsidiary and assuming the due and valid authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent, EGS and Merger Subsidiary, enforceable against each of Parent, EGS and Merger Subsidiary in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and by the availability of equitable remedies.

                  Section 5.3 Governmental Authorization; Consents. The execution, delivery and performance by Parent, EGS and Merger Subsidiary of this Agreement and the consummation by Parent, EGS and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Articles of Merger in accordance with the PBCL and appropriate documents reflecting the occurrence of the Merger with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (d) state securities or "blue sky" laws and state takeover, antitrust and competition law filings and approvals, (e) the filing of an informational notice by Merger Subsidiary with the Pennsylvania Securities Commission in order to perfect an exemption from the registration requirements of the Pennsylvania Takeover Disclosure Law, 70 P.S. ss.71, et seq., pursuant to 70 P.S. ss.78(a), (f) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any assets, and (g) such other actions, filings, approvals and consents, the failure to make or obtain which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (h) any filings with the U.S. Department of Treasury under its regulations pertaining to mergers, acquisitions and takeovers by foreign Persons.

                  Section 5.4 Non-Contravention. The execution, delivery and performance by Parent, EGS and Merger Subsidiary of this Agreement and the consummation by Parent, EGS and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the charter or bylaws of Parent, EGS or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.3 hereof, and subject to

Section 8.2 hereof, contravene or conflict with any provision of law, statute, code, ordinance, rule, regulation, judgment, injunction, order, writ or decree binding upon or applicable to Parent, EGS or Merger Subsidiary, or (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to the Parent, EGS or Merger Subsidiary) under any of the terms, conditions or provisions of any contract, agreement, note, bond, mortgage, indenture, lease, license, instrument or other document to which Parent, EGS or Merger Subsidiary is a party or any of their respective properties or assets may be bound, with such exceptions with respect to the matters referred to in clauses (b) and (c) as would not reasonably be expected to prevent the consummation of the transactions contemplated hereby, including the Offer and the Merger.

                  Section 5.5     Disclosure Documents.

                  (a) The information with respect to Parent, EGS and its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, if any, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof and throughout the remaining pendency of the Offer.

                  (b) The Offer Documents will comply in all material respects with the applicable requirements of the Exchange Act and will not, at the time of the filing thereof, at the time of any distribution thereof and throughout the remaining pendency of the Offer contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that no representation is made by Parent, EGS or Merger Subsidiary with respect to statements or omissions in the Offer Documents based upon information furnished to Parent, EGS or Merger Subsidiary in writing by the Company specifically for use therein.

                  (c) Each document required to be filed by Parent, EGS or Merger Subsidiary with the SEC in connection with the transactions contemplated by this Agreement including, without limitation, the Schedule TO and the Offer Documents and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

                  Section 5.6 Financial Advisors' Fees. Except for Bear, Stearns & Co., Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other financial intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

                  Section 5.7 Financing. Parent, EGS and/or Merger Subsidiary has or will have sufficient funds available to make timely payment for all of the Shares pursuant to the Offer and to make timely payment of the Merger Consideration in the Merger.

                  Section 5.8 Share Ownership. None of Parent, EGS or Merger Subsidiary, nor any of their respective corporate affiliates, nor, to their knowledge, any of their non-corporate affiliates, beneficially owns any Shares, and none has beneficially owned any Shares since January 1, 2001.

                  Section 5.9 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the Parent's knowledge, threatened against either Parent, EGS or Merger Subsidiary or any of their Subsidiaries before any court or arbitrator or any Governmental Entity or governmental official that seeks to or would reasonably be expected to have a material adverse effect on the ability of the Parent, EGS or Merger Subsidiary to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent, EGS or Merger Subsidiary or any of their Subsidiaries having any such effect (it being understood that this representation shall not include any litigation which might result in an order, injunction or decree of the nature described in paragraph (c)(i) of Annex 1).

                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

                  Section 6.1 Conduct of the Company. From the date hereof until the Effective Time, except as consented to in writing by Parent, as expressly provided in this Agreement or as disclosed in Company Disclosure
Schedule 6.1 hereto, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations, present lines of business and relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                  (a) the Company will not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company or redeem, purchase or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary other than the Company's regular quarterly dividends not in excess of $.0475 per share with usual record and payment dates for such dividends in accordance with past dividend practice;

                  (b) except for Shares to be issued pursuant to Stock Options outstanding on the date hereof, the Company will not, and will not permit any Subsidiary to, issue any shares of capital stock or Voting Debt, any security convertible into or exchangeable for capital stock or Voting Debt or any option, warrant or other right to acquire capital stock or Voting Debt;

                  (c) neither the Company nor any of its Subsidiaries will adopt or propose any change in their respective charters or bylaws, except to the extent necessary to comply with Section 1.3 of this Agreement;

                  (d) the Company will not, and will not permit any of its Subsidiaries to, (i) merge or consolidate with any other corporation or other entity or acquire a material amount of assets constituting all or substantially all of the assets of another Person or (ii) enter into any new material line of business;

                  (e) the Company will not, and will not permit any of its Subsidiaries to, split, combine, subdivide or reclassify any shares of its capital stock;

                  (f) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any assets (including capital stock of Subsidiaries of the Company) or property except pursuant to existing contracts or commitments or in the ordinary course of business on terms consistent with past practice;

                  (g) the Company will not, and will not permit any of its Subsidiaries to, (i) incur, assume or guarantee any debt for borrowed money other than in the ordinary course of business consistent with past practice or
(ii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice or contemplated by the 2001 capital budget approved by the Company's Board of Directors and previously disclosed to Parent;

                  (h) the Company will not, and will not permit any of its Subsidiaries to, create, assume or incur any Lien on any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

                  (i) except as required by law, the Company will not, and will not permit any of its Subsidiaries to, (i) grant or make any change in control, severance or termination payments to any officer or employee of the Company or any such Subsidiary, except pursuant to plans or agreements in existence on the date hereof, as identified on Schedule 6.1 hereto, (ii) enter into any option, employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of the Company or any such Subsidiary, (iii) increase benefits payable under any existing severance or termination pay policies or agreements, or (iv) pay, or provide for, any increase in compensation, bonus, or other benefits payable to directors or employees of the Company or any such Subsidiary except for (A) normal merit and cost of living increases, (B) awards made consistent with past practice pursuant to any existing compensation plan or arrangement other than any stock option plan and (C) except as required by the terms of contracts or agreements in effect on the date hereof;

                  (j) the Company will not, and will not permit any of its Subsidiaries to, modify or change in any material respect any existing material license, lease, contract, agreement or other document;

                  (k) the Company will not, and will not permit any of its Subsidiaries to, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

                  (l) the Company will not, and will not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities reflected or reserved against the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

                  (m) the Company will not, and will not permit any of its Subsidiaries to, take any action other than in the ordinary course of business and consistent with past practice with respect to accounting policies or practices except as may be required as a result of a change in GAAP;

                  (n) the Company will not, and will not permit any of its Subsidiaries to, take or agree or commit to take any action that would make any representation and warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

                  (o) the Company will not, and will not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to do any of the foregoing actions proscribed by this Section 6.1, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing actions.

                  Section 6.2     Shareholder Meeting; Proxy Material.

                  (a) Unless this Agreement is to be adopted pursuant to Section 1924(b)(1)(ii) of the PBCL in accordance with subparagraph (b) of this Section 6.2, the Company shall cause a special meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable following the acceptance for payment and purchase of Shares by Merger Subsidiary pursuant to the Offer, for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders; provided, however, that the Company's Board of Directors may withdraw, adversely modify or take a public position materially inconsistent with such recommendation if permissible under Section 6.4(a)(ii) hereof. In connection with any Company Shareholder Meeting, the Company will (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable, the Company Proxy Statement and all other proxy materials for such special meeting,
(ii) use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby, (iii) include in such Company Proxy Statement a copy of this Agreement or a summary thereof and a copy of Subchapter 15D of the PBCL (relating to dissenters rights), and (iv) otherwise comply with all legal requirements applicable to such special meeting. The Company Proxy Statement shall not be filed and no amendment or supplement to the Company Proxy

Statement shall be made by the Company without reasonable advance consultation with Parent, EGS, Merger Subsidiary and their counsel.

                  (b) In the event that Merger Subsidiary has purchased at least 80% of the Shares pursuant to the Offer, at the request of Parent or Merger Subsidiary, the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such purchase without approval of the Company's shareholders in accordance with Section 1924(b)(1)(ii) of the PBCL. In connection therewith, the Merger Subsidiary and its Board of Directors shall take all action necessary to approve a plan of merger under Section 1924(b)(3) of the PBCL, which plan of merger shall supercede the plan of merger adopted by the Board of Directors of the Company as contemplated by Section 1.2(a) hereof, solely to cause the Merger to become effective without approval of the Company's shareholders.

                  Section 6.3 Access to Information. (a) From the date hereof until the Effective Time, the Company will (and will cause each of its Subsidiaries to) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access during normal business hours to its offices, properties, books and records and will (and will cause each of its Subsidiaries to) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes after consultation with legal counsel it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any of its Subsidiaries is required to keep confidential by reason of any contract, agreement or understanding with third parties entered into prior to the date hereof; provided, however, the Company gives Parent written notice of the fact that it is withholding information pursuant to this
Section 6.3. The parties will hold any information obtained pursuant to this
Section 6.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated December 11, 2000, between Parent and the Company, inter alia, (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Parent, EGS and Merger Subsidiary each acknowledges that all information regarding the Company and its Subsidiaries heretofore provided by the Company has been or will be protected pursuant to the Confidentiality Agreement to the extent provided for therein.

                  (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, the Company shall confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations.

                  (c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty given by the Company to Parent, EGS or Merger Subsidiary hereunder or the conditions to the obligations of Parent, EGS or Merger Subsidiary herein.

                  Section 6.4     No Solicitation.

                  (a) The Company will not directly or indirectly (i) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or (ii) have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, and the Company will not permit any of its Subsidiaries to take, and will prohibit the officers, directors, employees, advisors, representatives, agents and affiliates of the Company or any of its Subsidiaries (including any investment bankers, attorney or accountant retained by the Company or any of its Subsidiaries) (such officers, directors, employees, representatives, advisors, agents, affiliates, investment bankers, attorneys and accountants being referred to herein, collectively, as "Representatives") from taking, any such action; provided, however, that nothing contained in this
Section 6.4 will prohibit the Board of Directors of the Company from:

                  (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a written, bona fide Acquisition Proposal that was not solicited after the date of this Agreement if, and only to the extent that, (x) the Board of Directors of the Company, after consultation with independent legal counsel and after consultation with the Financial Advisor or other nationally recognized investment banking firm, determines in good faith by majority vote that (A) such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as defined in Section 6.4(b) hereof), and (B) there is a reasonable probability that the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties under applicable law and (y) prior to taking such action, the Company (A) provides prior notice to Parent to the effect that it is taking such action and complies with the succeeding sentence and (B) receives from such person or entity an executed confidentiality agreement in reasonably customary form. The Company shall promptly (and in any event within one business day, and prior to taking any of the foregoing actions) advise Parent following the receipt by it of any Acquisition Proposal or any inquiry or request relating thereto and the substance thereof (including the identity of the person making such Acquisition Proposal, a description of all material terms thereof and a copy of any written proposal), and advise Parent of any developments with respect to such Acquisition Proposal, inquiry or request promptly upon the occurrence thereof, including the Company's entering into discussions or negotiations with respect thereto. The Board of Directors of the Company shall not, in connection with any of the actions described in this Section 6.4, take any action to cause any state takeover statute or other similar state law to become applicable to the Offer or the Merger or inapplicable to any Acquisition Proposal (until such time as this Agreement has been terminated in accordance with the requirements of Section 10.1). The Company agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent and its affiliates with respect to any of the foregoing;

                  (ii) failing to make or reaffirm, withdrawing, adversely modifying or taking a public position materially inconsistent with its recommendation referred to in Article I hereof (which may include making any statement required by Rule 14e-2 under the Exchange Act) if there exists an Acquisition Proposal and the Board of Directors of the Company, after consultation with independent legal counsel and after consultation with the Financial Advisor or other nationally recognized investment banking firm, determines in good faith by majority vote that (A) such Acquisition Proposal would, if consummated, constitute a Superior Proposal, and (B) there is a reasonable probability that the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties under applicable law; or

                  (iii) making a "stop-look-and-listen" communication with respect to an Acquisition Proposal, of the nature contemplated in, and otherwise in compliance with, Rule 14d-9 under the Exchange Act as a result of receiving an Acquisition Proposal.

                  For purposes of this Agreement, "Acquisition Proposal" means any of the following (other than the transaction among the Company, Parent, EGS and Merger Subsidiary contemplated hereunder) involving the Company or any of its Subsidiaries: (i) any proposed merger, consolidation, share exchange, division, recapitalization, business combination or other similar transaction;
(ii) any proposed sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that comprise more than 15% (computed based on the fair market value of such assets as determined by the Board of Directors of the Company in good faith) of the assets of the Company and its Subsidiaries, on a consolidated basis, in a single transaction or series of transactions, other than a disposition by the Company of its equity ownership interest in Canopy, LLC; (iii) any proposed tender offer, exchange offer or other equity investment for more than 15% of the outstanding shares of any class of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (b) Except as set forth in this Section 6.4(b), the Board of Directors of the Company will not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (ii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only if (i) the Company provides written notice to Parent (a "Notice of Superior Proposal") three business days prior to the time it intends to cause the Company to enter into such an agreement advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, (ii) at the end of such three business day period, the Company's Board of Directors continues to believe that such Acquisition Proposal constitutes a Superior Proposal, including taking into account any adjustment to the terms and conditions of the transaction contemplated hereby proposed by Parent in response to such Acquisition Proposal and (iii) the Company terminates this Agreement in accordance with the requirements of Section 10.1(g) prior to taking any of the foregoing actions. For purposes of this Agreement, a "Superior

Proposal" means any bona fide Acquisition Proposal not directly or indirectly initiated, solicited, encouraged or knowingly facilitated by the Company after the date of the Agreement which the Board of Directors of the Company determines in good faith judgment (based on the advice of the Financial Advisor or other investment banker of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's shareholders (in their capacity as shareholders), from a financial point of view, than the transaction contemplated by this Agreement and (ii) is reasonably capable of being completed; provided, however, that for purposes of this definition, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4(a) except that each reference to 15% in the definition of "Acquisition Proposal" shall be deemed to be a reference to 80% and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company or, with respect to assets (including the shares of any Subsidiary of the Company), the assets of the Company and its Subsidiaries taken as a whole (and not any of its Subsidiaries alone).

                  Section 6.5 Notices of Certain Events. The Company shall promptly notify Parent of any:

                  (a) notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

                  (c) action, suit, claim, investigation or proceeding commenced or, to the Company's knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or which relate to the consummation of the transactions contemplated by this Agreement; and

                  (d) change or event of which the Company becomes aware (i) having or which would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (ii) impairing the ability of the Company to consummate the transactions contemplated hereby.

                  Section 6.6 Tax Elections. With respect to Taxes, without the prior consent of Parent (which consent shall not be unreasonably withheld), neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of materially increasing the Tax liability of the Company, any of its Subsidiaries, Parent or any affiliate of Parent.

                  Section 6.7 Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of Parent, (i) enter into, adopt, amend (except as may be required by law or as disclosed in Company Disclosure Schedule 6.7 hereto) or terminate any of the Plans or any other employee benefit plan or any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of their respective current or former employees, directors or officers, (ii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any current or former employee, director or officer or pay any benefit not required by any Plan as in effect as of the date of this Agreement or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  Section 6.8 Rights Agreement. The Board of Directors of the Company shall take all action to the extent necessary (including amending the Rights Agreement) in order to render the Rights inapplicable to the Merger, the Offer and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of the Company shall not, without the prior written consent of Parent, except in connection with a Superior Proposal which the Board of Directors of the Company approves and recommends as provided in Section 6.4(b) above, (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights, in each case in order to facilitate any Acquisition Proposal with respect to the Company.

                  Section 6.9 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, including any such provision of the PBCL, the Company and the members of its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                                  ARTICLE VII
                 COVENANTS OF MERGER SUBSIDIARY, EGS AND PARENT

                  Section 7.1 Obligations of Merger Subsidiary, EGS and Parent. Parent will take all action necessary to cause EGS, Merger Subsidiary and/or the Surviving Corporation (or any successor thereto) to perform their obligations under this Agreement, fully, faithfully and in a timely fashion, on the terms and conditions set forth in this Agreement.

                  Section 7.2 Voting of Shares. Parent, EGS and Merger Subsidiary will vote all outstanding Shares beneficially owned by them in favor of adoption of this Agreement and the Merger at the Company Shareholder Meeting.

                  Section 7.3     Indemnification; Directors and Officers
Insurance.

                  (a) All rights to indemnification and permitted limitations of liability for monetary damages existing in favor of the present or former directors officers and employees of the Company or any of its Subsidiaries as provided in the Company's articles of incorporation or bylaws as in effect on the date hereof or pursuant to any agreements previously disclosed by the Company to Parent in writing with specific reference to this Section, or the articles of incorporation, bylaws or similar constitutive documents of any of the Company's Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable law) after the Effective Time, without alteration or amendment. After the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the full extent then permitted under the PBCL and by the Company's articles of incorporation or bylaws as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limiting the foregoing, the Surviving Corporation, to the extent permitted by applicable law, will periodically advance expenses as incurred with respect to the foregoing and in accordance with any applicable indemnification agreement disclosed on the Company Disclosure Schedules or otherwise to the fullest extent permitted under applicable law; provided that the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

                  (b) Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company, or to the extent such coverage is not obtainable at the per annum cost presently in effect, Parent shall purchase such coverage (on terms with respect to coverage and amount no less favorable to such officers and directors than those of such policies in effect on the date hereof) as may be obtained having a cost per annum not to exceed 150% of the current annual premium paid by the Company with respect to such current policies (provided, however, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to such officers and directors so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time; provided that, if any claim or claims are asserted or made within such six-year period, such insurance shall be continued in respect of such claim or claims until final disposition of such claim or claims.

                  (c) In the event that any of the Surviving Corporation or Parent or their respective successors or assigns (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any Person, then in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent, an the case may be, shall assume the obligations set forth in this Section 7.3.

                  (d) Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees, incurred by any Person in successfully enforcing the obligations of Parent and Surviving Corporation under this Section 7.3.

                  (e) This Section 7.3 shall be construed as an agreement as to which the directors and officers of the Company and its Subsidiaries are intended to be third party beneficiaries hereof, and shall be enforceable by each such person and his or her heirs and representatives. The obligations of the Surviving Corporation under this Section 7.3 shall survive the Effective Time.

                  Section 7.4     Employee Benefits.

                  (a) Except as specifically provided herein, Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes under all employee benefit plans, programs, policies and arrangements of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes, provided that nothing herein shall result in the duplication of any benefits. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation, exclusions or waiting periods under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will and will cause the Surviving Corporation and its Subsidiaries to give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

                  (b) Parent will also review the existing employee benefit plans of the Company and, in deciding whether to amend or terminate any plans, will consider the general welfare of the Company's employees; provided, however, Parent and the Surviving Corporation shall each have the right, in its sole discretion, to amend or terminate any plan in accordance with law. The Surviving Corporation expressly agrees, however, to apply the lesser of (i) any and all reserves and accruals for post-retirement medical benefits established by the Company on its books in the normal course as of the consummation of the Offer or
(ii) the FASB liability for such benefits to provide post retirement medical benefits to current retirees (and their eligible beneficiaries) receiving benefits (approximately 154 in number) and to current employees (and their eligible beneficiaries) eligible for future benefits (approximately 180 in number) upon such terms as the Surviving Corporation may determine. No employees of the Company hired after September 2, 1994 are eligible for these benefits. The names of the current employees who are eligible for future benefits are set forth on Company Disclosure Schedule 7.4.

                  (c) From the date hereof until the Effective Time, Parent shall furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such information relating to Parent Benefit Plans as such persons may reasonably request.

                  Section 7.5 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, including any such provision of the PBCL, Parent, EGS and Merger Subsidiary and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary to be taken by them so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                                  ARTICLE VIII
                              COVENANTS OF PARENT,
                     EGS, MERGER SUBSIDIARY AND THE COMPANY

                  Section 8.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including using reasonable efforts, including pursuit of legal appeals with respect to any temporary restraining order, preliminary injunction or other similar judicial order, to have any judgment, decree, injunction or order lifted, released or reversed which is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

                  Section 8.2     Certain Filings.

                  (a) Subject to the terms and conditions of this Agreement (including but not limited to Section 8.2(b) below), the Company and Parent, EGS and Merger Subsidiary shall consult and cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

                  (b) Each of the Company, Parent, EGS and Merger Subsidiary will make as promptly as practicable all filings necessary under the HSR Act and other applicable federal, state, local and foreign antitrust, competition and other similar laws (collectively, the "Antitrust Laws") in order to obtain any required regulatory approvals, clearance or expirations of waiting periods in connection with the transactions contemplated by this Agreement. Subject to the limitations contained in the last sentence of this Section 8.2(b), each of the Company, Parent, EGS and Merger Subsidiary shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity with jurisdiction over the enforcement of any Antitrust Laws may assert with respect to the Offer or the Merger under any such Antitrust Laws. The parties shall consult with each other when dealing with any such Governmental Entity and before submitting any application or other written communication to any such Governmental Entity. Notwithstanding the foregoing or any other provisions contained in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation of any kind to enter into any negotiations or to otherwise agree with any Governmental Entity, including but limited to any Governmental Entity with jurisdiction over the enforcement of any applicable Antitrust Laws, or any other party to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, Parent or any of Parent's affiliates.

                  Section 8.3 Public Announcements. Parent, EGS, Merger Subsidiary and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or the NASDAQ Stock Market, will not issue any such press release or make any such public statement prior to such consultation. The initial press release announcing the execution of this Agreement shall be made by Parent and the Company as promptly as practicable after the execution hereof.

                  Section 8.4     Further Assurances. At and after the
Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and Merger Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

                  Section 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent, EGS and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) Unless this Agreement is adopted in accordance with
Section 1924(b)(1)(ii) of the PBCL, this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law;

                  (b) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement;

                  (c) (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) the Company, Parent, EGS and Merger Subsidiary shall have timely filed with and obtained from each Governmental Entity any other filings, notices, approvals, waivers and consents necessary for the consummation of the Merger, the Offer and the transactions contemplated by this Agreement, except for those the failure of which to make or obtain would not have a Material Adverse Effect on the Company or Parent; and

                  (d) Merger Subsidiary shall have purchased Shares pursuant to the Offer sufficient to satisfy the Minimum Condition.

                                    ARTICLE X
                                   TERMINATION

                  Section 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

                  (a) by mutual written consent duly authorized by the Board of Directors of the Company and Parent;

                  (b) by Parent or the Company, if, without any material breach by such terminating party of its obligations under this Agreement causing or resulting in such delay, the purchase of Shares pursuant to the Offer will not have occurred on or before the Termination Date; provided, however, that Parent may extend such date for 45 calendar days if Parent is then actively negotiating with the Department of Justice or the Federal Trade Commission regarding satisfaction of any of the conditions set forth in paragraph(s) (b) and/or
(c)(i) of Annex I and certifies to the Company that, to its knowledge, all other conditions to the Offer are satisfied or capable of prompt satisfaction as of the date of such verification; but, provided, further, such certification shall be without prejudice to the requirement that such conditions remain satisfied;

                  (c) by Parent or the Company, if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased in accordance with Section 1.1(a); provided, however, that Parent may not terminate this Agreement pursuant to this Section 10.1(c), if Parent's termination of, or Merger Subsidiary's failure to accept for payment or pay for any Shares tendered pursuant to, the Offer is in violation of the terms of the Offer or this Agreement;

                  (d) by Parent or the Company, if any Governmental Entity of competent jurisdiction shall have (i) issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger and such order, decree, ruling or action shall have become final and nonappealable or (ii) failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Annex I and Section 9.1, as applicable, and such denial of a request to issue such order, decree or ruling or to take such other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement will have complied with its obligations under this Agreement to use its reasonable best efforts to attempt to remove or lift, or to obtain, as applicable, such order, decree, ruling or other action;

                  (e) by the Company, if the Offer has not been timely commenced in accordance with Section 1.1, unless the failure to commence the Offer shall be due to the failure of the Company to perform in any material respect any of its obligations under this Agreement then required to be performed;

                  (f) by Parent prior to consummation of the Offer, if the Board of Directors of the Company shall have (i) withdrawn, modified or changed its recommendation or approval in respect of this Agreement or the Offer in a manner adverse to Parent, (ii) approved or recommended any proposal other than by Parent, EGS or Merger Subsidiary in respect of an Acquisition Proposal, (iii) (A) failed to include in the Proxy Statement the recommendation referred to in clause (i) or (B) materially breached its obligations under this Agreement by reason of a failure to call the Company Shareholder Meeting in accordance with Section 6.2, or (iv) resolved to do any of the foregoing;

                  (g) by the Company prior to consummation of the Offer, if (i) the Board of Directors of the Company shall have determined that an Acquisition Proposal constitutes a Superior Proposal and the Company shall have delivered to Parent a Notice of Superior Proposal in accordance with the requirements of
Section 6.4(b) and otherwise complied with Section 6.4(b), (ii) Parent does not make, within three business days after receipt of the Company's written notice pursuant to clause (i) above, an offer that the Board of Directors of the Company shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is as favorable to the shareholders of the Company as such Superior Proposal, (iii) the Company shall have delivered to Parent a written notice of the determination by the Company's Board of Directors to terminate this Agreement pursuant to this Section 10.1(g), and (iv) simultaneously with such termination, the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Acquisition Proposal and shall make payment of the full amount of the Termination Fee required by Section 11.4(a) and confirm in writing its obligation to reimburse Parent for its Expenses in accordance with Section 11.4(b); or

                  (h) prior to the consummation of the Offer, by the Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within ten business days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the date on which the Offer expires.

                  The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e), (f), (g) or (h) above shall give written notice of such termination to the other party in accordance with Section 11.1.

                  Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto to any other party hereto; provided, that (a) this Section 10.2, the second sentence of Section 6.3 and Article XI of this Agreement (including but not limited to the obligation to pay any Termination Fee and Expenses owed or to be owed pursuant to Section 11.4) shall survive the termination hereof and (b) no such termination will relieve any party from liability for willful breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

                  Section 11.1 Notices. All notices, requests and other communications required or permitted to be given hereunder shall be in writing (including telecopy or similar writing) and shall be delivered by hand, facsimile, or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service, as follows:

if to Parent, EGS or Merger Subsidiary, to:

                           Fuji Photo Film U.S.A., Inc.
                           555 Taxter Road
                           Elmsford, New York 10523
                           Attention:  Jonathan E. File, Esq.
                           Telecopy:  (914) 789-8142

                           with a copy to:

                           Stroock & Stroock & Lavan LLP
                           180 Maiden Lane
                           New York, New York 10038-4982
                           Attention:  David L. Finkelman, Esq.
                           Telecopy:  (212) 806-6006
If to the Company, to:
                           PrimeSource Corporation
                           Fairway Corporate Center, Suite 222
                           4350 Haddonfield Road
                           Pennsauken, New Jersey 08109
                           Attention:  President
                           Telecopy:  (856) 486-2993

                           with a copy to:

                           PrimeSource Corporation
                           355 Treck Drive
                           Seattle, Washington 98188-7603
                           Attention:  Barry C. Maulding
                           Telecopy:  (206) 394-5579

                           Stradley, Ronon, Stevens & Young, LLP
                           2600 One Commerce Square
                           Philadelphia, Pennsylvania  19103-7098
                           Attention:  David E. Beavers, Esq.
                           Telecopy:  (215) 564-8120
or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if delivered by hand, when delivered at the address specified in this Section, (ii) if mailed, three days after mailing (one business day in the case of express mail or overnight service), or
(iii) if given by facsimile, upon confirmation of receipt.

                  Section 11.2 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall expire at and not survive the Effective Time. This Section 11.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

                  Section 11.3     Amendments; No Waivers.

                  (a) At any time prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company, Parent, EGS and Merger Subsidiary if such amendment or supplement is approved by the respective boards of directors of the Company and Merger Subsidiary; provided, however, that following any approval by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which (i) by law or in accordance with the rules of any relevant stock exchange or NASDAQ requires further approval by such shareholders without such further approval or (ii) is not permitted under applicable law.

                  (b) Subject to applicable law, any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

                  (c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  Section 11.4     Fees and Expenses.

                  (a) (i)    If Parent terminates this Agreement pursuant to
Section 10.1(f), (ii) if the Company terminates this Agreement pursuant to
Section 10.1(g), or (iii) if (A) Parent or the Company terminates this Agreement pursuant to Section 10.1(b) or Section 10.1(c) as a result of failure to meet the Minimum Condition or Parent terminates this Agreement pursuant to Section 10.1(h), and (B) at any time prior to such termination an Acquisition Proposal shall have been publicly disclosed or publicly proposed, in the case of a termination pursuant to Section 10.1(c), or communicated to the Company, or its senior management, Board of Directors or shareholders in the case of a termination pursuant to Section 10.1(h), and (C) within 12 months after such termination the Company or any of its Subsidiaries enters into an agreement with respect to, or consummates, a transaction contemplated by such Acquisition Proposal or a Superior Proposal (whether or note such Superior Proposal was publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination), then in each case the Company will pay to Parent, simultaneously with the earlier of entry into any agreement for or the consummation of such transaction in the case of clause (iii) above, a fee, in cash of $3,000,000 (a "Termination Fee"); provided, however, that the Company in no event shall be obligated to pay more than one such fee with respect to all such terminations and transactions. For purposes of this Section 11.4(a) "Acquisition Proposal" shall have the meaning assigned to such term in
Section 6.4(a) except that each reference to "15%" shall be deemed to be a reference to "80%" and the term shall be deemed to refer only to a transaction involving the Company or, with respect to assets (including shares of any Subsidiary of the Company), the assets of the Company and its Subsidiaries taken as a whole (and not any of its Subsidiaries alone).

                  (b) Except as otherwise provided in this Section 11.4(b), all Expenses (as defined below) incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. If Parent shall become entitled to receive the Termination Fee provided for in Section 11.4(a) hereof by reason of the occurrence of any of the events described in clauses (i), (ii) or (iii) thereof, the Company shall, not later than two business days after submission of documentation therefor reimburse Parent for all documented Expenses, not to exceed $2,000,000, incurred by or on behalf of Parent. "Expenses", as used in this Section 11.4(b), shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants, commitment fees and other financing fees and expenses, printing costs and expenses, publishing fees, filing fees and mailing costs) incurred by Parent, EGS, Merger Subsidiary or the Company or on behalf of any such party in connection with or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, including the Offer, and all other matters related to the consummation of the transactions contemplated hereby.

                  (c) The Company acknowledges that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent, EGS or Merger Subsidiary pursuant to Section 11.4(a) or Section 11.4(b) when due, the Company shall reimburse Parent, EGS and Merger Subsidiary for all attorneys' fees and other costs and expenses incurred in collecting such amount from the Company. The Company, Parent, EGS and Merger Subsidiary hereto agree that any remedy or amount payable pursuant to this Section 11.4 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

                  Section 11.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of Parent's affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Parent, EGS and Merger Subsidiary of their obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

                  Section 11.6 Entire Agreement; Governing Law; No Third-Party Beneficiaries. This Agreement (including any exhibits, schedules and annexes hereto), the Confidentiality

Agreement and the other agreements contemplated hereunder (a) constitute the entire agreement with respect to the matters contemplated hereby and thereby and
(b) supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Except to the extent the laws of the Commonwealth of Pennsylvania expressly govern, this Agreement shall be construed in accordance with and governed by the laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. Except as provided in Section 7.3 hereof, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  Section 11.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  Section 11.8 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by the applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  Section 11.9 Submission to Jurisdiction; Waivers. Each of Parent, EGS, Merger Subsidiary and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of New York, and each of Parent, EGS, Merger Subsidiary and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent, EGS, Merger Subsidiary and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such law suit, action or proceeding is improper and
(iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                     FUJI PHOTO FILM U.S.A., INC.

                                     By:   /s/ Yasuo Tanaka
                                         ---------------------------------
                                         Name: Yasuo Tanaka
                                         Title: President


                                     ENOVATION GRAPHIC SYSTEMS, INC.

                                     By:   /s/ Yasuo Tanaka
                                         ---------------------------------
                                         Name: Yasuo Tanaka
                                         Title: President


                                     FPF ACQUISITION CORP.

                                     By:   /s/ Yasuo Tanaka
                                         ---------------------------------
                                         Name: Yasuo Tanaka
                                         Title: President


                                     PRIMESOURCE CORPORATION

                                     By:   /s/ James F. Mullan
                                         ---------------------------------
                                         Name:  James F. Mullan
                                         Title: President

                                                                         ANNEX I

                  The capitalized terms used in this Annex have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

                  Notwithstanding any other provision of the Offer or the Merger Agreement, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and subject to the provisions of the Merger Agreement, may amend or terminate the Offer, if:

                  (a) the Minimum Condition has not been satisfied prior to the time the Offer will otherwise expire;

                  (b) any waiting periods under the HSR Act applicable to the purchase of Shares in the Offer and the Merger shall not have expired or been terminated prior to the expiration of the Offer; or

                  (c) at any time on or after the date of this Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions shall have occurred and be continuing:

                       (i) there shall be threatened by any Governmental
         Agency, or instituted or pending any action or proceeding before any court or Governmental Entity, domestic or foreign, (A) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Merger Subsidiary or the consummation by Merger Subsidiary of the Merger, (B) seeking to restrain or prohibit Parent's or the Company's ownership or operation (or that of their respective Subsidiaries, the Company's Subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (C) seeking to compel Parent or the Company to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, Parent or any of Parent's affiliates, (D) seeking to prohibit or to impose material limitations on the ability of Parent or any of its Subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares (including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its Subsidiaries or affiliates on all matters properly presented to the Company's shareholders), or seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business and operations of the Company and the Company's Subsidiaries, taken as a whole, (E) seeking to require divestiture by Parent or any of its Subsidiaries or affiliates of any

         Shares or seeking to obtain from the Company, Parent, EGS or Merger Subsidiary by reason of any of the transactions contemplated by the Offer or the Merger Agreement any damages that are material to the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, or (F) that otherwise, in the reasonable judgment of Parent, is likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole; or

                  (ii) there shall be any action taken, or any statute, rule, regulation, injunction, interpretation, judgment, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to Parent or any of its Subsidiaries or to the Company or any of its Subsidiaries or the Offer or the Merger, by any court, Governmental Entity, domestic or foreign, other than the application of the waiting period provision of the HSR Act to the Offer or the Merger, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (c)(i) above; or

                  (iii) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement (disregarding all qualifications as to materiality or Material Adverse Effect) shall not be true and correct when made or at any time prior to consummation of the Offer as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

                  (iv) The Rights shall have become exercisable; or

                  (v) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Parent, EGS and Merger Subsidiary and may be asserted by Merger Subsidiary regardless of the circumstances giving rise to such condition or may be waived by Merger Subsidiary in whole or in part at any time and from time to time in its sole discretion. The failure by Merger Subsidiary or any affiliate of Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                                      A-2